EXHIBIT 23.2

DeGOLYER and MacNAUGHTON

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

June 1, 2006

Windsor Energy Resources, Inc.

14313 North May Avenue

Suite 100

Oklahoma City, Oklahoma 73134

Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our “Appraisal Report as of December 31, 2005 on Certain Properties owned by Various Wexford Capital LLC Entities and Gulfport Energy Corporation prepared for Windsor Energy Resources, Inc.”, (our Report) as Appendix B and information taken from our Report in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-131777) to be filed by Windsor Energy Resources, Inc. with the Securities and Exchange Commission on or about June 2, 2006.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON